EXHIBIT 99.1 Press Release, dated January 22, 2008

Datascension, Inc. Announces Appointment of Chief Financial Officer

SAN JOSE, Costa Rica--(BUSINESS WIRE)--Datascension, Inc., (OTCBB:DSEN), a premier data solutions company, announced today the appointment of Mr. David Lieberman as Chief Financial Officer, with immediate effect.

Mr. Lieberman has over forty years of financial experience beginning with five years as an accountant with Price Waterhouse, from 1967 through 1972.

Mr. Lieberman's experience includes serving in various Senior Executive positions with a strong financial and operations background. Most recently, Mr. Lieberman served as Chief Operating and Financial Officer of Dalrada Financial Corporation, a publicly traded payroll processing company, based in San Diego. Prior to that position, he had been Chief Financial Officer for John Goyak & Associates, Inc., a Las Vegas-based aerospace consulting firm. In the 1990s, Mr. Lieberman served as President and Chief Operating Officer of both JLS Services, Inc. and International Purity, and also served as Chief Financial Officer for California Athletic Clubs, Inc.

Mr. Lieberman attended the University of Cincinnati, where he received his B.A. in Business, and is a licensed CPA in the state of California. He resides in Las Vegas, Nevada.

Scott Kincer, the Company’s President and CEO, stated, “Datascension has been fortunate to have David as a member of its Board of Directors since 2006 so he is already familiar with Datascension’s operations and structure. We feel gratified for having David’s valuable management expertise in this important executive role at Datascension, as we get a busy 2008 underway.”

About Datascension

Datascension, Inc. is engaged in the collection and processing of data and conducting outsourced market research with principal operations in Costa Rica and affiliates located in the Dominican Republic, India and Ecuador. Datascension is rapidly becoming one of the largest Spanish-speaking call centers in the world, with over 1500 employees. The Company's commitment to customer service, quality and on-time project management has fostered its world-class reputation among major market research firms and corporate market research departments. For further information: www.datascension.com

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements. Statements about Datascension's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. Datascension's actual results could differ materially from expected results. Factors that could affect our results include, but are not limited to, those discussed in our filings with the U.S. Securities and Exchange Commission, including, but not limited to, those contained in our Forms 10-KSB, 10-QSB and SB-2. DSEN makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

Contacts
Datascension, Inc.
James Stock, 702-274-5400
jim.stock@datascension.com